Exhibit 23.1.b







INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-97263 on Form S-3, Registration Statement No. 333-87190 on Form S-3, Registration Statement No. 33-45618 on Form S-8 and Registration Statement No. 333-32636 on Form S-8 of Great Plains Energy Incorporated and Registration Statement No. 333-18139 on Form S-3 and Amendment 2 to Registration Statement No. 333-87982 on Form S-4 of Kansas City Power & Light of our report dated January 30, 2002 (relating to the financial statements of DTI Holdings, Inc. and Subsidiaries (the "Company") not presented separately herein and which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about the Company's ability to continue as a going concern and an impairment charge recorded by the Company), appearing in this Current Report on Form 8-K of Great Plains Energy Incorporated and Kansas City Power & Light Company for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
August 23, 2002